Exhibit 21

SUBSIDIARIES OF REGISTRANT

NAME (AND % OWNED)	JURISDICTION OF INCORPORATION OR ORGANIZATION	OTHER NAMES UNDER WHICH SUBSIDIARY DOESBUSINESS

Capco Asset Management, Inc.	Nevada	None
(100% owned by Capco Energy, Inc.)

Capco Offshore, Inc.	Texas	None
(100% owned by Capco Energy, Inc.)

Packard Gas Company	Texas	None
(100% owned by Capco Energy, Inc.)

Capco Operating Company	Texas	None
(100% owned by Capco Energy, Inc.)

Capco Marine LLC	Texas	None
(100% owned by Capco Offshore, Inc.)

Solano Well Service LLC	Texas	None
(100% owned by Packard Gas Company)